Exhibit 99.1

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Amy Flood, Media
(650) 522-5643

For Immediate Release

GILEAD SCIENCES’ BOARD MEMBER ESTABLISHES
RULE  10B5-1 STOCK TRADING PLAN

Foster City, CA, May 3, 2004 – Gilead Sciences, Inc. (Nasdaq: GILD) today announced that it has implemented a stock trading program in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. The policy permits participating Company executives and Board members to adopt pre-arranged stock trading plans to buy or sell pre-determined amounts of Company stock over time.

Rule 10b5-1 of the Securities Exchange Act of 1934 allows insiders to adopt written plans for trading securities in a non-discretionary, pre-scheduled manner in order to avoid concerns about initiating stock transactions when the insider may be aware of non-public information. Such plans also allow insiders to diversify their holdings and to minimize the market effect of stock sales by spreading them out over time.

Paul Berg, PhD, a member of Gilead’s Board of Directors, has established a stock trading plan under Rule 10b5-1.  Under the plan, Dr. Berg may sell up to 86,000 shares over a period of approximately two years. The transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. Other officers and directors of the Company may adopt Rule 10b5-1 plans in the future.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide.  The company has six marketed products and focuses its research and clinical programs on anti-infectives.  Headquartered in Foster City, CA, Gilead has operations in the United States, Europe and Australia.

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For more information on Gilead Sciences, please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

Gilead Sciences, Inc.  333 Lakeside Drive  Foster City, CA  94404  USA                                                                                                                                                                                                                                 www.gilead.com

phone 650 574 3000  facsimile 650 578 9264